PERSONAL AND CONFIDENTIAL


May 19, 1994



Mr. Gary E. Walker
Executive Vice President
Turbomachinery Group

Dear Gary:

As you know, Imo Industries is considering an unsolicited offer to buy the Turbomachinery Group.

If we decide to go forward, we will need your continued 100% support throughout the entire sale process, in order to present the Turbomachinery Group at its best to the prospective buyer and maintain expected performance levels during the period prior to completion of the sale.

We are told that the prospective buyer wants to retain the current management to carry on under new ownership and is prepared to offer employment agreements to certain key people. However, to protect you from the uncertainties associated with a change of ownership and in consideration of your focusing your full attention on helping Imo achieve a successful sale transaction, the Company wants to assure you of severance protection in the event a buyer chooses not to employ you or terminates your employment as defined below within 12 months following the sale.

The purpose of this is to provide pay and benefit protection along with job search assistance, should it become necessary for you to seek a new position. It will include the following:

     1. Pay Continuation. In the event of termination, the Company will pay you a monthly severance payment in an amount equal to your base salary, for a period of up to 18 months or until you commence other employment (about which you agree to notify the Company), whichever occurs first. If you should engage in other professional employment, including self employment, at a lower rate of pay, the Company severance payments will be reduced by the amount of income from such other employment for the remaining period. This pay continuation is in lieu of severance pay under Company policy, but in no event will it be less than said policy would otherwise provide.

     2.   Benefit Continuation.   For the period during which
        severance payments are being made, the Company will also continue medical, dental and basic executive life insurance (the same as in effect for active employees) provided you continue to authorize required employee contributions. All other employee benefits including AD&D, disability, supplemental life insurance, flexible spending accounts and premium conversion will cease on your termination date. Contributions cannot be made to the Employee Stock Savings Plan and you will not accrue additional benefits under the Company sponsored pension plan.

     3. Job Search Assistance. The Company will arrange and pay for the services of a recognized professional outplacement firm mutually acceptable to you and the Company to assist in your job search, subject to a maximum of $20,000.

     4. Unused Vacation. You will be paid for any earned but unused vacation per Company policy at time of termination.

     5. Company Car. You may continue use of your Company car (including reasonable repair and maintenance expenses but not fuel) during the period of severance payments and be given the opportunity to purchase it at book value at the end of said period.

If the buyer notifies Imo prior to a sale that it does not intend to employ you, the benefits set forth above will be provided by Imo. Otherwise, Imo intends to require that the buyer assume this obligation or enter into a new agreement which includes comparable severance benefits. Any amounts due hereunder would be subject to offset as a result of any termination or employment contract benefits received from the buyer.


For purposes of eligibility, termination will be deemed to have occurred if, as of the date of sale, the buyer does not employ you in a position essentially similar to your current position and compensation, or within 12 months following the date of sale the buyer (i) terminates you for other than just cause based on clear evidence of your willful misconduct, or
(ii) substantially reduces your position or compensation or requires you to relocate your residence without your consent.


It is our sincere hope that, if a sale is consummated, continued employment and opportunity with the new owner will be favorable for you. However, if it turns out not to be so, I hope the protection provided in this letter will help make possible a smooth transition to new employment.

This Agreement will expire automatically if the Turbomachinery Group is not sold or under contract to be sold by September 30, 1994.

Please acknowledge your acceptance and agreement to the above by signing and returning one copy directly to me.  This offer
is void if not    returned to me by May 27, 1994.

Sincerely,


/s/DAVID C. CHRISTENSEN
David C. Christensen
Senior Vice President,
Human Resources


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                                       ACKNOWLEDGED AND ACCEPTED:

                                       /S/GARY E. WALKER
                                       Name

                                       May 20, 1994
                                       Date





PERSONAL AND CONFIDENTIAL


May 19, 1994


Mr. Gary E. Walker
Executive Vice President
Turbomachinery Group


Dear Gary:

As you know, Imo Industries is considering an unsolicited offer to buy the Turbomachinery Group.

If we decide to go forward, we will need your continued 100% support throughout the entire sale process, in order to present the Turbomachinery Group at its best to the prospective buyer and maintain expected performance levels during the period prior to completion of the sale.

To recognize your position of leadership in this sale process, IMO has established a special Divestiture Incentive Plan. Your individual target bonus will be $100,000. This divestiture bonus is in addition to any bonus you may earn under IMO's 1994 Executive Incentive Compensation Program, which will be prorated to the date of sale.

The target bonus amount will be paid by IMO one month following completion of a sale, provided you remain employed until the closing date and have demonstrated your best efforts to achieve Turbomachinery operating performance goals, preserve the value of the company and effectively assist in activities related to the sale of the business on optimum terms. The actual amount of the bonus may be reduced or eliminated by the Chief Executive Officer if, in his sole discretion, he determines that said best efforts have not been demonstrated.

As an added consideration, the company will recommend to its Board of Directors that, should your employment with Imo terminate as a result of this divestiture, any unvested stock options granted to you under the company's Equity Incentive Plan for Key Employees would vest in full upon such termination date (with all other provisions of the option agreement to remain according to its terms). Approval is pending Board action and is subject to later written confirmation.

Because only a few key managers are eligible, please do not disclose the existence of this plan to others.

This special divestiture incentive will expire automatically if the Turbomachinery Group is not sold or under contract to be sold by September 30, 1994

Please acknowledge your receipt and acceptance below and promptly return one copy directly to me. This offer will be void if not returned by May 27, 1994.

Sincerely,


/s/DAVID C. CHRISTENSEN
David C. Christensen
Sr. Vice President
Human Resources



ACKNOWLEDGED AND ACCEPTED:


/s/GARY E. WALKER


DATE: May 20, 1994